Exhibit 10.05

                                EMPLOYEE CONTRACT


     THIS AGREEMENT the ("Agreement") entered into and effective this 29th Day of July 2002, between Penn Octane Corporation, the ("Corporation"), and Jerome
B. Richter, ("Employee"), 335 Tomahawk Drive, Palm Desert, CA 92211.


                                    WITNESETH


     WHEREAS, Employee has indicated his interest in renewing his employment as Chief Executive Officer of the Company and the Company has determined that Employee has the requisite skills and experience and that it desires to engage
Employee  for  this  purpose;

     NOW, THEREFORE, for and in consideration of the compensation to be paid Employee hereunder and the mutual promises, covenants, and undertakings herein contained, Employee and Corporation hereby agree as follows:

     SECTION 1. Term. The initial term of this Agreement shall be for the period
                ----
commencing July 29, 2002 and continuing until July 29, 2005. Upon expiration of the initial term, this Agreement will continue year to year.


     SECTION  2.  Responsibilities.  During the term of this Agreement, Employee
                  ----------------
will, in the capacity of the Chief Executive Officer (CEO), remain as a member of the Board of the Corporation (Chairman), as well as CEO of all of the Corporation's existing and future subsidiaries. As CEO he will be responsible of managing all existing and future investments of the Corporation, as well as presiding over and implementing the corporations policies, direction and administration.

     SECTION  3.  Employee  Benefits.
                  ------------------

     (a) It is understood and agreed that Employee shall act as an Employee of the Corporation in the undertaking of this Agreement. With the execution of this Agreement, it is expressly understood and stipulated that an employer-employee relationship will exist between the Corporation and Employee. With the exception of the duties created by this Agreement, it is agreed by Employee and the Corporation that neither party is the agent of the other, and neither has authority to bind or obligate the other party in any way not beneficial to the Corporation and/or the Employee.

     (b) Employee will be eligible for all employee benefits, and the Corporation may make deductions from Contributions Act (F.I.C.A.), insurance, bonds or other subscription of any kind. Additionally, the Corporation will be responsible for collecting taxes and/or assessments which may be attributable under Federal or California law to the compensation paid to Employee.


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     (c)     Employee  will be granted, upon execution of this Agreement, a term life insurance policy commensurate with the term of this agreement, equal to $5 million.


     SECTION  4.  Compensation.
                  ------------

     (a)  Base  Compensation.  For providing his services, the Corporation shall
          ------------------
          pay Employee a monthly salary equal to $25,000 (Twenty Five Thousand Dollars).
     (b)  Incentive Bonus Program. On an annual basis, Employee will be entitled
          -----------------------
          to a minimum bonus payment equal to $100,000 plus five percent (5%) of Net Income Before Taxes (but after required interest payments) of the Corporation.
     (c)  Incentive  Stock Options. Prior to December 31, 2002, the Compensation
          ------------------------
          Committee of the Board of Directors shall recommend and the Board shall approve an Employee stock option grant for an amount of options terms of vesting and exercise that are commensurate with its prior practices. In addition, the Corporation shall include Employee's stock options in any re-pricing of stock options undertaken by the Corporation.
     (d)  Forgiveness  Of  Interest On Stock Loan. Pursuant to the existing note
          ---------------------------------------
          with employee, dated April 11, 2000, as amended, during any fiscal year of the Corporation, the Corporation shall forgive any interest due from Employee pursuant to Employee's Stock Loan due to the Corporation, provided that Employee guarantees at least $2 million of the Corporation's indebtedness during any period of that fiscal year of the Corporation.
     (e)  Forgiveness  Of  Stock  Loan.  Pursuant  to  the  existing  note  with
          ----------------------------
          employee, dated April 11, 2000, as amended, the existing Employee Stock Loan due to the Corporation shall be forgiven in the event that either of the following two conditions are realized:

          i.   The  share  price  of the Corporation's common stock trades for a
          -- period of 90 days at a blended average price equal to 2x's the closing price of the Corporation's common stock on the date of this agreement, or
          ii. The Corporation is sold for a price per share (or an asset sale --- realizes revenues per share) equal to 2x's the closing price of the  Corporation's  common  stock  on the date of this agreement.
     (f)  Unpaid  prior  compensation.  In  connection  with Employee's services
          ---------------------------
          prior to the date of this Agreement, Employee shall be entitled to receive unpaid compensation earned but not received as of July 28, 2002 consisting of:
          i. A bonus of $100,000 plus five percent (5%) of Net Income Before -- Taxes (but after required interest payments) of the Corporation for the period August 1, 2001 through the date of this Agreement.
          ii. The bonus above shall be partially paid through the offset of any --- net advances made to Employee as of the date of this Agreement.
          iii. Any remaining amounts due to Employee from (f)(i.) above shall ---- not be paid until Employee's $200,000 note to the Corporation has been  repaid.
          iv.  Any accrued but unpaid salary through the date of this Agreement.
          ---

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               Employee  is  not  entitled  to any other compensation related to services  performed  prior  to  the  date  of  this  Agreement
     (g)  Reimbursement  of  expenses.  Employee  shall  be  reimbursed  for all
          ---------------------------
          expenses incurred in connection with performing services on behalf of the Corporation. Employee shall be required to provide documentation for such expenses in accordance with the Corporation's expense reimbursement policies.

          The Corporation further agrees that it will reimburse Employee for any expenses related to the travel of Employee's wife to accompany
          Employee during any period in which the proper care for Employee's wife cannot be arranged.

     SECTION 5. The Corporation and Employee hereby expressly stipulate and agree that the post-contractual restraints agreed upon herein are reasonably necessary to protect the business and goodwill of the Corporation upon the termination of this Agreement.


     SECTION  6.  Covenant  Against  Competition:  Court  Ordered  Modification.
                  -------------------------------------------------------------

     (a) Employee agrees that, until one year from the termination of this agreement, he will not participate in any business venture that competes with the Corporation without the expressed written permission of the Corporation.

     (b)     Confidentiality of Information.  Employee acknowledges that, in the
             ------------------------------
course of performing services for the Corporation, he may receive or be privy to certain producer, end user or transporting pipeline client lists, trade secrets, programs, lists of customer or trading accounts, business records or audits of the Corporation, corporate insider information, proprietary financing structures, and other confidential information and knowledge concerning the business of the Corporation, its corporate parent, stockholders or subsidiaries (herein collectively referred to as the "Confidential Information") which the Corporation desires to protect. Employee understands that the Confidential
Information is confidential and he covenants and agrees not to reveal the Confidential information to anyone, directly or indirectly, outside the Corporation so long as the confidential or secret nature of the Confidential information shall continue. Employee further agrees that he will at no time use the Confidential information in competing with the Corporation. Upon termination of this agreement, Employee shall surrender the Corporation all papers, documents, writings, and other property produced by him or coming into his possession by or through his relationship with the Corporation (including computer programs or information derived form Corporation's computer database) and Employee agrees that all such materials shall at all times remain the property of the Corporation.


     SECTION  7. Indemnity. Corporation hereby covenants and agrees to indemnify
                 ---------
and hold harmless Employee, (hereinafter referred to as the "Indemnified Party") from any and all suits, actions or claims of any character, type or description made for or in account of any injuries, damages alleged, or amounts allegedly owed as a result of claims, demands, costs or judgments against it arising out of or relating to, whether directly or indirectly, the performance


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of  services  hereunder  by  Employee. Notwithstanding anything to they contrary contained herein, this indemnity shall apply notwithstanding any negligence or alleged negligence on the part of the Indemnified Party. Indemnified Party may, at its option, conduct the defense in any such third party action arising as described herein, and Corporation agrees to fully cooperate with such defense.


     SECTION  8.  Enforcement: Attorney's Fees. If Employee must resort to legal
                  ----------------------------
action in order to enforce any of the terms of this Agreement, Employee shall be entitled to recover the costs of such action, including, but not limited to, all legal fees any court costs associated with such legal proceedings.

     SECTION  9.  Notices.  All  notices,  requests,  consents,  and  other
                  -------
communications regarding this Agreement shall be in writing and shall be deemed to have been delivered on the dated personally delivered or on the date mailed, postage prepaid, by certified mail, return receipt requested, to the respective parties as follows:

                        If  to  the  Corporation:

                        Mr.  Jerome  B.  Richter
                        Chairman  of  the  Board
                        Penn  Octane  Corporation
                        77-530  Enfield  Lane,  Bldg  D
                        Palm  Desert,  CA  92211

Provided, however, that any party shall have the right to change such party's address for notice hereunder to any location by the giving of notice to the other party in the manner set forth above.


     SECTION  10.  Severability.  Whenever  possible,  each  provision  of  this
                   ------------
Agreement shall be interpreted in such manner as to be effective and valid under applicable law and if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition and invalidity, without invalidating the remainder of such provision or the remaining provisions of the Agreement.

     SECTION  11. Assignability. This Agreement is not assignable by Employee to
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any  other  person,  partnership,  firm,  corporation  or other recognized legal entity,  except  with  the  written  consent  of  the  Corporation.

     SECTION  12.  Governing Law. This Agreement shall be construed and enforced
                   -------------
in accordance with any governed by the laws of the State of California and the United States of America.


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     SECTION  13. Captions. The section and paragraph headings of this Agreement
                  --------
are for reference purposes only and shall not effect in any way the meaning and interpretation of this Agreement.


     SECTION  14.  Entire  Agreement  Amendment.  This Agreement constitutes the
                   ----------------------------
entire Agreement between the parties respecting the services of Employee and there are not representations, warranties, Agreements, or commitments between the parties hereto except as set forth herein. This Agreement may be amended only by an instrument in writing executed by the Corporation and Employee.

     SECTION  15. Execution. This Agreement may be executed in multiple original
                  ---------
counterparts, each of which shall be deemed an original, but all of which together shall constitute the same instruments.

     SECTION  16.  Binding  Effect.  This  Agreement  is  for the benefit of the
                   ---------------
Corporation and Employee and shall be binding upon and enforceable by and against their successors, assigns, respective heirs, donees, pledges, devisees, transferees, and representatives.

     SECTION  17.  Waiver.  The waiver of any condition or breach of any term or
                   ------
condition of this Agreement shall not be deemed to constitute the waiver of any other condition or breach of the same or any other term or condition of this agreement.

     SECTION  18.  Survival  of  Covenants  and  Conditions.  The  provisions of
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Sections 6, 7, 8 and 9 hereof shall survive the termination of this Agreement.


IN WITNESS WHEREOF, the Corporation has caused this Agreement to be executed by its duly authorized officer, and Employee has executed this Agreement, in each case as of the date first above written. This Agreement is to be executed in duplicate counterparts, each of which shall be considered an original.



PENN  OCTANE  CORPORATION


By:/s/  Emmett  Murphy                              /s/Jerome  Richter
   -------------------                              ------------------
                                                              EMPLOYEE
Name:                                               Date
     -------------------------                          ------------------------

Title:
      ------------------------

Dated:
      ------------------------


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